Exhibit 99.2

December 2, 2020

To:	Li Auto Inc.
8th Floor, Block D, Building 8,
4th District of Wangjing East Garden,
Chaoyang District, Beijing 100102
People’s Republic of China

Dear Sirs,

We are lawyers qualified in the People’s Republic of China (the “PRC” or “China”, which, for purposes of this opinion only, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan) and as such are qualified to issue this opinion on the laws, regulations, rules judicial interpretations and other legislations of the PRC effective as of the date hereof.

We are acting as PRC counsel to Li Auto Inc. (the Company), a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed follow-on offering (the “Offering”) of American Depositary Shares (the “ADSs”), each representing a certain number of Class A ordinary shares (the “Ordinary Shares”) of the Company, as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the ADSs on the NASDAQ Global Market.

A.                Documents and Assumptions

In rendering this opinion, we have carried out due diligence and examined copies of the Registration Statement and other documents, corporate records and certificates issued by the Governmental Agencies (as defined below) (collectively the “Documents”) as we have considered necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established and verified by us, we have relied upon certificates or statements issued or made by the relevant Governmental Agencies and appropriate representatives of the Company and the PRC Companies (as defined below).

In giving this opinion, we have assumed without independent investigation that (the “Assumptions”):

(1)                                 all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(2)                                 each of the parties to the Documents, other than the PRC Companies, (i) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, (ii) if an individual, has full capacity for civil conduct; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its, her or his obligations under the Documents to which it, she or he is a party in accordance with the laws of its jurisdiction of organization and/or the laws that it, she or he is subject to;

(3)                                 the Documents presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this opinion;

(4)                                 the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(5)                                 all requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Companies in connection with this opinion, including but not limited to the statements set forth in the Documents, are true, correct and complete;

(6)                                 all explanations and interpretations provided by government officials duly reflect the official position of the relevant Governmental Agencies and are complete, true and correct;

(7)                                 each of the Documents is legal, valid, binding and enforceable in accordance with their respective governing laws other than PRC Laws (as defined below) in any and all respects;

(8)                                 all consents, licenses, permits, approvals, exemptions or authorizations required by, and all required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under the Registration Statement and other Documents have been obtained or made, and are in full force and effect as of the date thereof; and

(9)                                 all Governmental Authorizations (as defined below) and other official statements and documentation obtained by the Company or any PRC Company from any Governmental Agency have been obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to Governmental Agencies for such purposes.

B.                Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows.

“Governmental Agency”

means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, law enforcement, regulatory, or taxing authority or power of a similar nature in the PRC.

“Governmental Authorization”

means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws.

“M&A Rules”

means the Provisions on Merging and Acquiring Domestic Enterprises by Foreign Investors, which was promulgated by six Governmental Agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce (predecessor of the State Administration for Market Regulation), the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

“PRC Companies”	means the entities as set forth in Appendix A hereto.

“PRC Laws”

means all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and judicial interpretations of the PRC currently in effect and publicly available on the date of this opinion.

C.                Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications (as defined below), we are of the opinion that:

(1)                                          VIE Structure. (a) the ownership structure of the PRC Companies, both currently and immediately after giving effect to this Offering, will not result in any violation of PRC Laws currently in effect; (b) except as disclosed in the Registration Statement, each of the agreements among Beijing Co Wheels Technology Co., Ltd. (北京罗克维尔斯科技有限公司), Beijing CHJ Information Technology Co., Ltd. (北京车和家信息技术有限公司) and its shareholders (“Beijing CHJ VIE Agreement”), and the agreements among Beijing Co Wheels Technology Co., Ltd. (北京罗克维尔斯科技有限公司), Beijing Xindian Transport Information Technology Co., Ltd. (北京心电出行信息技术有限公司) and its shareholders, each as described in the Registration Statement under the caption “Corporate History and Structure” (“Beijing Xindian VIE Agreement”, together with Beijing CHJ VIE Agreement, collectively, the “VIE Agreements”) governed by PRC law, both currently and immediately after giving effect to this Offering, constitutes valid, legal and binding obligations of the PRC Company to which it is a party, and is enforceable against the relevant PRC Company in accordance with its terms, provided that the pledge of the equity interests of Beijing CHJ Information Technology Co., Ltd. (北京车和家信息技术有限公司) held by certain shareholder in favour of Beijing Co Wheels Technology Co., Ltd. (北京罗克维尔斯科技有限公司) is registered with the relevant local counterparts of the State Administration for Market Regulation, and will not result in (i) any violation of PRC Laws currently in effect, or (ii) any violation of the business license, articles of association, approval certificate or other constitutional documents (if any) of the PRC Companies. However, there are substantial uncertainties regarding the interpretation and application of current PRC Laws, and there can be no assurance that the PRC government will ultimately take a view that is consistent with our opinion stated above.

(2)                                          Taxation. The statements made in the Registration Statement under the caption “Taxation — PRC Taxation”, with respect to the PRC tax laws and regulations or interpretations, are correct and accurate in all material respects.

(3)                                          M&A Rules. Based on our understanding of the explicit provisions under the PRC Laws, except as disclosed in the Registration Statement, and assuming no offer, issuance or sale of the Ordinary Shares has been or will not be made directly or indirectly within the PRC, we are of the opinion that a prior approval from the CSRC is not required for the Offering. However, there are substantial uncertainties regarding the interpretation and application of the M&A Rules, other PRC Laws and future PRC laws and regulations, and there can be no assurance that any Governmental Agency will not take a view that is contrary to or otherwise different from our opinions stated herein.

(4)                                          Enforceability of Civil Procedures. There is uncertainty as to whether the PRC courts would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC Laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(5)                                          PRC Laws. All statements set forth in the Registration Statement under the captions “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Enforceability of Civil Liabilities,” “Corporate History and Structure,” “Business,” “Regulation” and “Taxation—PRC Taxation,” in each case insofar as such statements describe or summarize matters of the PRC Laws, are correct and accurate in all material respects, and nothing has come to our attention, insofar as the PRC Laws are concerned, that causes us to believe that there is any omission from such statements which causes such statements misleading in any material respect.

Our opinions expressed above are subject to the following qualifications (the “Qualifications”):

(1)                                Our opinions are limited to PRC Laws of general application on the date hereof.  We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC, and we have assumed that no such other laws would affect our opinions expressed above.

(2)                                PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(3)                                Our opinions are subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws in the PRC affecting creditors’ rights generally, and (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights.

(4)                                Our opinions are subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interests, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or the calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(5)                                This opinion is issued based on our understanding of PRC Laws. For matters not explicitly provided under PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws, as well as their application to and effect on the legality, binding effect and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities. Under PRC Laws, foreign investment is restricted in certain industries. The interpretation and implementation of these laws and regulations, and their application to and effect on the legality, binding effect and enforceability of contracts such as the VIE Agreements and transactions contemplated by the VIE Agreements, are subject to the discretion of the competent Governmental Agency.

(6)                                The term “enforceable” or “enforceability” as used in this opinion means that the obligations assumed by the relevant obligors under the relevant Documents are of a type which the courts of the PRC may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the courts.  As used in this opinion, the expression “to the best of our knowledge after due inquiry” or similar language with reference to matters of fact refers to the current, actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereby. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company, the PRC Companies and Governmental Agencies.

(7)                                We have not undertaken any independent investigation, search or other verification action to determine the existence or absence of any fact or to prepare this opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the PRC Companies or the rendering of this opinion.

(8)                                This opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently.

This opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement.

Yours faithfully,

/s/ HAN KUN LAW OFFICES
HAN KUN LAW OFFICES

Appendix A

List of PRC Companies

No.	Name of the PRC Companies
1.	Beijing Chehejia Information Technology Co., Ltd. (北京车和家信息技术有限公司)
2.	Beijing Xindian Transport Information & Technology Co., Ltd. (北京心电出行信息技术有限公司)
3.	Chongqing Leading Ideal Automobile Co., Ltd. (重庆理想汽车有限公司)
4.	Leading (Xiamen) Private Equity Investment Co., Ltd. (励顶(厦门)股权投资有限公司)
5.	Beijing Leading Automobile Sales Co., Ltd. (北京励鼎汽车销售有限公司)
6.	Shanghai Yizhinan Technology Co., Ltd. (上海易之南科技有限公司)
7.	Beijing Co Wheels Technology Co., Ltd. (北京罗克维尔斯科技有限公司)
8.	Beijing Xindian Intelligence Technology Co., Ltd. (北京心电智能科技有限公司)
9.	Chongqing Xinfan Machinery Co., Ltd. (重庆新帆机械设备有限公司)
10.	Jiangsu Chehejia Automobile Co., Ltd. (江苏车和家汽车有限公司) (“Jiangsu CHJ”)
11.	Jiangsu Xitong Machinery Co., Ltd. (江苏希通机械设备有限公司)
12.	Changzhou Chezhinan Standard Plant Construction Co., Ltd. (常州车之南标准厂房建设有限公司)
13.	Jiangsu Zhixing Financial Leasing Co., Ltd. (江苏智行融资租赁有限公司)
14.	Chehejia Fintech (Jiangsu) Co., Ltd. (车和家金融科技(江苏)有限公司)
15.	Chongqing Chezhixin Power Technology Co., Ltd. (重庆车之芯动力科技有限公司)
16.	Beijing Chelixing Information Technology Co., Ltd. (北京车励行信息技术有限公司)
17.	Beijing Chezhibei Technology Co., Ltd. (北京车之北科技有限公司)
18.	Jiangsu Xindian Interactive Automobile Sales Service Co., Ltd. (江苏心电互动汽车销售服务有限公司)
19.	Lixiang Zhizao Automobile Sales Service (Tianjin) Co., Ltd. (理想智造汽车销售服务(天津)有限公司)

No.	Name of the PRC Companies
20.	Lixiang Zhizao (Xi’an) Automobile Sales Service Co., Ltd. (理想智造(西安)汽车销售服务有限公司)
21.	Lixiang Zhizao Automobile Sales Service (Chengdu) Co., Ltd. (理想智造汽车销售服务(成都)有限公司)
22.	Lixiang Zhixing Automobile Sales Service (Chongqing) Co., Ltd. (理想智行汽车销售服务(重庆)有限公司)
23.	Chehejia Automobile Sales Service (Hangzhou) Co., Ltd. (车和家汽车销售服务(杭州)有限公司)
24.	Lixiang Zhizao Automobile Sales Service (Beijing) Co., Ltd. (理想智造汽车销售服务(北京)有限公司)
25.	Lixiang Zhizao Automobile Sales Service (Guangzhou) Co., Ltd. (理想智造汽车销售服务(广州)有限公司)
26.	Lixiang Zhizao Automobile Sales Service (Shenzhen) Co., Ltd. (理想智造汽车销售服务(深圳)有限公司)
27.	Lixiang Zhizao Automobile Sales Service (Wuhan) Co., Ltd. (理想智造汽车销售服务(武汉)有限公司)
28.	Lixiang Zhixing Automobile Sales Service (Shanghai) Co., Ltd. (理想智行汽车销售服务(上海)有限公司)
29.	Lixiang Zhizao Automobile Sales Service (Nanjing) Co., Ltd. (理想智造汽车销售服务(南京)有限公司)
30.	Zhengzhou Lixiang Zhizao Automobile Sales Service Co., Ltd. (郑州理想智造汽车销售服务有限公司)
31.	Lixiang Zhixing Automobile Sales Service (Suzhou) Co., Ltd. (理想智行汽车销售服务(苏州)有限公司)
32.	Lixiang Zhizao Automobile Sales Service (Suzhou) Co., Ltd. (理想智造汽车销售服务(苏州)有限公司)
33.	Lixiang Zhizao Automobile Sales Service Shijiazhuang Co., Ltd. (理想智造汽车销售服务石家庄有限公司)
34.	Lixiang Zhizao Automobile Sales Service (Ningbo) Co., Ltd. (理想智造汽车销售服务(宁波)有限公司)
35.	Lixiang Zhizao Automobile Sales Service (Jinan) Co., Ltd. (理想智造汽车销售服务(济南)有限公司)
36.	Changsha Lixiang Zhizao Automobile Sales Service Co., Ltd. (长沙理想智造汽车销售服务有限公司)
37.	Lixiang Zhizao Automobile Sales Service (Changzhou) Co., Ltd. (理想智造汽车销售服务(常州)有限公司)
38.	Lixiang Zhizao Automobile Sales Service (Kunming) Co., Ltd. (理想智造汽车销售服务(昆明)有限公司)
39.	Lixiang Zhixing Automobile Sales Service (Xiamen) Co., Ltd. (理想智行汽车销售服务(厦门)有限公司)
40.	Lixiang Zhizao Automobile Sales Service (Qingdao) Co., Ltd. (理想智造汽车销售服务(青岛)有限公司)
41.	Hefei Lixiang Zhizao Automobile Sales Service Co., Ltd. (合肥理想智造汽车销售服务有限公司)
42.	Zhejiang Lixiang Automobile Co., Ltd. (浙江理想汽车有限公司)
43.	Lixiang Zhizao Automobile Sales Service (Fuzhou) Co., Ltd. (理想智造汽车销售服务(福州)有限公司)
44.	Guiyang Lixiang Zhixing Automobile Sales Service Co., Ltd. (贵阳理想智行汽车销售服务有限公司)
45.	Nanchang Lixiang Zhizao Automobile Sales Co., Ltd. (南昌理想智造汽车销售有限公司)
46.	Chehejia Automobile Sales Service (Wenzhou) Co., Ltd. (车和家汽车销售服务(温州)有限公司)
47.	Nanning Chehejia Automobile Sales Service Co., Ltd. (南宁车和家汽车销售服务有限公司)
48.	Xining Lixiang Zhizao Automobile Sales Service Co., Ltd. (西宁理想智造汽车销售服务有限公司)
49.	Lixiang Zhizao Guiyang Automobile Sales Service Co., Ltd. (理想智造贵阳汽车销售服务有限公司)
50.	Lixiang Zhizao (Harbin) Automobile Sales Co., Ltd. (理想智造(哈尔滨)汽车销售有限公司)
51.	Lixiang Zhizao Automobile Sales Service (Taiyuan) Co., Ltd. (理想智造汽车销售服务(太原)有限公司)
52.	Lixiang Zhizao Automobile Sales (Haikou) Co., Ltd. (理想智造汽车销售(海口)有限公司)
53.	Lixiang Zhizao Automobile Sales Service (Dalian) Co., Ltd. (理想智造汽车销售服务(大连)有限公司)
54.	Lixiang Zhizao Automobile Sales Service (Shenyang) Co., Ltd. (理想智造汽车销售服务(沈阳)有限公司)
55.	Lanzhou Lixiang Zhizao Automobile Sales Service Co., Ltd. (兰州理想智造汽车销售服务有限公司)